Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

SunEdison Semiconductor, Inc.:

We consent to the use of our report with respect to the combined financial statements of SunEdison Semiconductor, Inc. as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 dated September 8, 2013, incorporated by reference herein.

/s/ KPMG LLP

St. Louis, Missouri

September 8, 2013